EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Announces Interim Analysis of Secondary Endpoint from Pivotal Phase 3 Clinical Trial of FavId Following Rituxan in Follicular B-Cell Non-Hodgkin’s Lymphoma

San Diego — Nov. 13, 2006 — Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, announced today that the Data Monitoring Committee (DMC) completed its prospectively planned interim analysis of a secondary endpoint in the first 233 patients enrolled in the Company’s ongoing pivotal, placebo-controlled Phase 3 clinical trial of FavId® following Rituxan® induction therapy in patients with follicular B-cell non-Hodgkin’s lymphoma (NHL).

The interim analysis showed a high percentage of patients converted to complete remission over time. The objective response rate (ORR) was first assessed eight weeks following Rituxan induction treatment, at which time it was 64%, with 18% of patients in complete remission. The best response rate was assessed at three month intervals and ORR was shown to increase to 70%, with 46% of patients in complete remission. Treatment with FavId or placebo was initiated after the first response assessment. The blinded data showed that 41% of patients who were assessed as stable disease or partial remission at the end of Rituxan induction treatment had a response improvement, and 80% of those patients converted from partial to complete remission. The DMC indicated that this prospectively planned interim analysis did not demonstrate a statistically significant difference between treatment and control groups in the secondary endpoint of response improvement. The primary endpoint in the trial is time to disease progression (TTP). The interim analysis was conducted on 233 randomized patients who had been followed for 12 months or more. The trial has randomized a total of 349 patients, approximately 200 of whom have not progressed and remain on study.

“The most clinically important observation from this interim analysis was that nearly 50% of patients in this trial achieved complete remission over time,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “This means that we are now following a large set of patients who have converted to complete remission. Although we did not see statistical difference in overall response improvement between the two arms, indicating more late responses to the control arm than we had expected, it is important to remember that the unmet medical need in the treatment of indolent B-cell NHL is the durability of a response. This analysis shows we will have a large number of patients in both partial and complete remission to follow for our primary endpoint of time to disease progression (TTP).

“Our long-term experience in our Phase 2 trial,” continued Dr. Longenecker, “which we will update at the American Society of Hematology (ASH) Annual Meeting next month, shows that a majority of treatment-naïve patients who receive FavId following Rituxan induction treatment remain progression-free with a median follow-up of 32 months. This is much longer than the median TTP previously reported for treatment-naïve patients receiving Rituxan alone, even where high overall complete remission rates were also observed. Further, 12 of the 13 patients in our Phase 2 trial who converted to complete remission remain progression-free with a median follow up of 34 months. For this reason we are optimistic about the durability of responses in FavId treated patients and look forward to the analysis of our primary endpoint, TTP, in the second half of next year. We continue to prepare for the commercialization of FavId and are on track with our planned filing of a Biologics License Application (BLA) in the second half of 2007.”

Summary of Phase 3 Clinical Trial

The randomized, double-blind, placebo-controlled Phase 3 trial completed enrollment in January 2006 with 349 randomized patients, of whom approximately 80% were treatment-naïve prior to entering the trial, while the remainder were relapsed from or refractory to prior therapy. Once enrolled in the trial, patients were treated with Rituxan. Initial response to Rituxan was assessed by CT scan eight weeks from the end of treatment. Any patient who achieved stable disease or a better response to Rituxan at this time was randomized to placebo plus GM-CSF or FavId plus GM-CSF. Subsequent improvement in response is measured every three months thereafter. Analysis of the secondary endpoint of the trial, response improvement, looks at best response following dosing with FavId or placebo.

Additional data on patients enrolled in the Phase 3 clinical trial will be reported at the ASH Annual Meeting in Orlando on Sunday, December 10, 2006. In addition, long-term follow-up data from the Phase 2 trial will be reported in an oral presentation on Monday, December 11, 2006, at 3:30 p.m. Eastern Time.

About FavId and Treatment of NHL

FavId is a patient-specific, active immunotherapy being developed initially for follicular B-cell NHL that is based on unique genetic information extracted from a patient’s tumor. The process begins with the biopsy of an individual’s tumor to identify unique genes called idiotype genes. These genes are used to manufacture a recombinant, patient-specific protein that, once purified, is combined with an immunostimulatory protein called KLH to create FavId. This is then co-administered with an immunostimulant called GM-CSF. Using Favrille’s proprietary manufacturing technology, the entire process from biopsy to treatment can be completed in about 8 weeks, compared to 6 months or more required with other personalized immunotherapy approaches.

Non-Hodgkin’s lymphoma is a cancer of B or T cells in the lymph system. According to the American Cancer Society, NHL is one of the fastest-growing causes of cancer mortality and the sixth leading form of cancer death in the United States. There are currently more than 360,000 people in the U.S. living with NHL, 50% of whom have been diagnosed with indolent NHL. Follicular is the most common form of indolent NHL.

The current market leader in the treatment of NHL is Rituxan, a passive immunotherapy that marshals the immune system to kill the B-cells. Since its launch in 1997, annual Rituxan sales have grown to $1.8 billion in 2005. However, most patients treated with Rituxan relapse within one to three years after treatment. FavId may enhance Rituxan’s effectiveness by synergistically stimulating the immune system to recognize the idiotype protein on the tumor and destroy the tumor cells thus prolonging the clinical response to Rituxan.

Conference Call and Webcast Information

Favrille’s management team will host a conference call today at 9:00 a.m. Eastern Time to discuss the information contained in this press release. A live audio webcast will be available on the Investor Relations section of the Company’s web site at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (866) 362-4829 or (617) 597-5346, passcode 99182658. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 53030270.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

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The data included in this press release were derived from Favrille’s Phase 3 clinical trial database, which was closed on August 31, 2006, and represents the first 233 of the 349 patients randomized into the trial. The data were collected by third-party clinical research organizations that conducted the interim analysis of Favrille’s pivotal Phase 3 clinical trial. The clinical data reported have not been fully audited and have been taken from databases that have not been fully reconciled against medical records kept at the clinical sites or that may not include the most current information on the status of patient disease. Data presented here are an interim analysis of a secondary endpoint in the pivotal trial. The data presented in this report may not be indicative of the final results of Favrille’s ongoing Phase 3 clinical trial. Failure can occur at any stage of testing. Favrille does not know whether its existing or any future clinical trials will demonstrate safety and efficacy sufficiently to result in marketable products. If Favrille does not adequately demonstrate the safety and efficacy of FavId, the Company will be precluded from receiving marketing authorization and commercializing FavId.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress, timing and results of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; potential delays in patient enrollment; whether patients treated with FavId will have sufficiently durable response; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.